Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR
FISCAL 2009 RESULTS
Fourth Quarter Net Revenue Increases 55% to $160.6 million
Fourth Quarter Diluted EPS of $0.40
Full Year Diluted EPS increases 49% to $0.82
Vancouver, Canada — March 25, 2010 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced financial results for the fourth quarter and fiscal year ended January 31, 2010.
For the fourth quarter ended January 31, 2010:
•
Net revenue for the quarter increased 54.5% to $160.6 million from $103.9 million in the fourth quarter of fiscal 2008. Net revenue from corporate-owned stores was $137.4 million for the quarter, an increase of 52.2% from $90.3 million in the fourth quarter of fiscal 2008, and comparable-store sales increased by 29% on a constant-dollar basis.

•	Gross profit for the quarter increased by 67.6% to $86.6 million, and as a percentage of net revenue gross profit increased to 53.9% for the quarter from 49.7% in the fourth quarter of fiscal 2008.

•
Income from operations for the quarter increased by 158.3% to $41.4 million, and as a percentage of net revenue was 25.8% compared to 15.4% of net revenue in the fourth quarter of fiscal 2008, which included a $4.4 million ($0.04 per share) asset impairment charge related to store assets and lease exit costs.

•
Diluted earnings per share for the quarter was $0.40 on net income of $28.5 million, compared to diluted earnings per share of $0.16 on net income of $10.9 million in the fourth quarter of fiscal 2008. The tax rate for the quarter was 31.4% versus 32.7% a year ago.

For the fiscal year ended January 31, 2010:
•
Net revenue for the fiscal year increased 28.1% to $452.9 million from $353.5 million in fiscal 2008. Net revenue from corporate-owned stores was $393.5 million, an increase of 24.7% from $315.5 million in fiscal 2008, and comparable-store sales increased by 9% on a constant-dollar basis.

•	Gross profit for the fiscal year as a percentage of net revenue decreased to 49.3% from 50.7% of net revenue in fiscal 2008.

•
Income from operations for the fiscal year increased by 53.0% to $86.5 million, and as a percentage of net revenue was 19.1% compared to 16.0% of net revenue in the fourth quarter of fiscal 2008, which included a $4.4 million asset impairment charge related to store assets and lease exit costs.

•	Diluted earnings per share for the fiscal year was $0.82 on net income of $58.3 million, compared to diluted earnings per share of $0.55 on net income of $39.4 million in fiscal 2008.
The Company ended fiscal 2009 with $159.6 million in cash and cash equivalents compared to $56.8 million at the end of fiscal 2008. Inventory at the end of fiscal 2009 totaled $44.1 million compared to $52.1 million at the end of fiscal 2008.
Creating components for people to live longer, healthier and more fun lives

Christine Day, lululemon’s CEO stated: “We are very pleased with the growing sales momentum in our business which has accelerated as the economy has improved and with some of our key initiatives which have taken hold, such as expanding our running line, elevated product to give more value to our customers, and our e-commerce launch. Our 29% comparable-store sales increase reflects the strength of the lululemon brand driven by our quality, design, product innovation and unique positioning.”
Updated Outlook
For the first quarter of fiscal 2010, we expect net revenue to be in the range of $125 million to $130 million based on a comparable-store sales increase in the upper 20% range on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.18 to $0.20 for the quarter. This assumes a tax rate of 35% and 71.7 million diluted weighted-average shares outstanding.
For fiscal 2010, we expect net revenue to be in the range of $540 million to $585 million and diluted earnings per share are expected to be in the range of $1.00 to $1.05 for the full year. This assumes a tax rate of 35% and 72.5 million diluted weighted-average shares outstanding.
Conference Call Information
A conference call to discuss fourth quarter results is scheduled for today, March 25, 2010, at 9:00 AM Eastern Time. Those interested in participating in the call are invited to dial (877) 312-8622 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Creating components for people to live longer, healthier and more fun lives

Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200
Media Contact:
Evan Goetz/Diane Zappas
FD
212-850-5600
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2010	2009	2010	2009
	(unaudited)	(unaudited)

Net revenue	$160,606	$103,921	$452,898	$353,488
Costs of goods sold	74,046	52,261	229,812	174,421

Gross profit	86,560	51,660	223,086	179,067
As a percent of net revenue	53.9%	49.7%	49.3%	50.7%
Selling, general and administrative expenses	44,929	31,214	136,161	118,098
As a percent of net revenue	28.0%	30.0%	30.1%	33.4%
Provision for impairment and lease exit costs	196	4,405	379	4,405

Income from operations	41,435	16,041	86,546	56,564
As a percent of net revenue	25.8%	15.4%	19.1%	16.02%
Other income, net	66	210	164	821

Income before income taxes	41,501	16,251	86,710	57,385
Provision for income taxes	13,050	5,313	28,429	16,884

Net income from continuing operations	28,451	10,938	58,281	40,501
Net loss from discontinued operations	—	—	—	(1,138)

Net income	$28,451	$10,938	$58,281	$39,363

Basic earnings (loss) per share:
Continuing operations	$0.40	$0.16	$0.83	$0.59
Discontinued operations	—	—	—	(0.02)

Net basic earnings per share	$0.40	$0.16	$0.83	$0.57

Diluted earnings (loss) per share:
Continuing operations	$0.40	$0.16	$0.82	$0.57
Discontinued operations	—	—	—	(0.02)

Net diluted earnings per share	$0.40	$0.16	$0.82	$0.55

Weighted-average outstanding:
Basic	70,400	68,207	70,251	68,711
Diluted	71,308	68,523	70,949	70,942
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	January 31, 2010	February 1, 2009

ASSETS
Current assets
Cash and cash equivalents	$159,573	$56,797
Inventories	44,070	52,051
Other current assets	12,767	8,140

Total current assets	216,410	116,988
Property and equipment, net	61,591	61,662
Intangible assets, net	8,050	8,160
Deferred income taxes and other assets	21,207	24,826

Total assets	$307,258	$211,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,028	$5,269
Other current liabilities	39,908	37,933
Income taxes payable	7,742	2,133

Total current liabilities	58,678	45,335
Deferred income taxes and other non-current liabilities	15,472	11,459
Stockholders’ equity	233,108	154,842

Total liabilities and stockholders’ equity	$307,258	$211,636

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 31, 2010	February 1, 2009

Cash flows from operating activities
Net income from continuing operations	$58,281	$40,501
Items not affecting cash	28,889	9,300
Other, including net changes in other non-cash balances	30,790	(3,363)

Net cash provided by operating activities	117,960	46,438
Net cash used in investing activities	(16,307)	(46,795)
Net cash (used in) provided by financing activities	(2,649)	13,460
Effect of exchange rate changes on cash	3,772	(8,851)

Increase in cash and cash equivalents from continuing operations	102,776	4,252
Cash and cash equivalents from continuing operations, beginning of period	56,797	52,545

Cash and cash equivalents from continuing operations, end of period	$159,573	$56,797

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes

	Thirteen Weeks Ended	Thirteen Weeks Ended
	January 31, 2010	February 1, 2009
	% Change	% Change
Comparable-store sales (GAAP)	42%	(22)%
Increase (decrease) due to foreign exchange rate changes	(13)%	14%

Comparable-store sales in constant dollars	29%	(8)%
Creating components for people to live longer, healthier and more fun lives